SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)

                     OF THE SECURITIES EXCHANGE ACT OF 1934

   Date of Report June 30, 1998                Commission File No. 333-30795
(Date of earliest event reported)

                                 RADIO ONE, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                    52-1166660
 (State or other jurisdiction of           (I.R.S. Employer Identification No.)
  incorporation or organization)

                          5900 PRINCESS GARDEN PARKWAY,
                                    8TH FLOOR
                             LANHAM, MARYLAND 20706
                    (Address of principal executive offices)

                                 (301) 306-1111
               Registrant's telephone number, including area code


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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     On June 30, 1998, Radio One, Inc. (the "Company"), completed its acquisition of Bell Broadcasting Company ("Bell"), a Michigan corporation, pursuant to a Stock Purchase Agreement among the shareholders of Bell and the Company dated December 23, 1997. As a result of the transaction, the Company purchased 100% of the capital stock of Bell plus various other assets for approximately $35.0 million in cash, subject to certain adjustments. The acquisition was financed through a combination of cash of approximately $9.6 million and debt of approximately $25.4 million borrowed under a $57.5 million credit facility provided by Credit Suisse First Boston as the Agent and NationsBank, N.A., as the Documentation Agent (the "Credit Agreement").

     Bell, which owns three radio stations, two of which are in the Detroit, Michigan, market, will operate as a wholly-owned subsidiary of the Company which has its headquarters in Lanham, Maryland.

ITEM 5. OTHER EVENTS.

     Pursuant to the requirements of the Credit Agreement, the Company formed a new entity, Radio One of Detroit, Inc., a Delaware corporation, as a wholly-owned subsidiary of Bell. Contemporaneous with the acquisition of the stock of Bell, the licenses of the radio stations owned by Bell were assigned to Radio One of Detroit, Inc.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a) Financial Statements of Business Acquired.

     Financial statements for Bell are not available at this time, and will be filed in an amendment to this 8-K within 75 days of the date hereof.

     (b) Pro Forma Financial Information.

     The pro forma financial information is not available at this time, and will be filed in an amendment to this 8-K within 75 days of the date hereof.

     (c) Exhibits.

     4.1 First Supplemental Indenture dated as of June 30, 1998, to Indenture dated as of May 15, 1997, by and among Radio One, Inc., as Issuer and United States Trust Company of New York, as Trustee, by and among Radio One, Inc., Bell Broadcasting Company, Radio One of Detroit, Inc., and United States Trust Company of New York, as Trustee.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            RADIO ONE, INC.

                            /s/ Scott R.  Royster
                            ----------------------------------------------------
July 13, 1998               Scott R.  Royster
                            Executive Vice President and Chief Financial Officer
                            (Principal Accounting Officer)